Exhibit 3.10

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:46 PM 11/20/2006
FILED 02:46 PM 11/20/2006
SRV 061065034 - 4201164 FILE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

FIRESTONE ACQUISITION HOLDINGS CORP.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Firestone Acquisition Holdings Corp., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article 1 of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

Name: The name of the corporation is Freescale Acquisition Holdings Corp. (hereinafter the “Corporation”).

SECOND: The foregoing amendment was duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 20th day of November, 2006.

Firestone Acquisition Holdings Corp.

By:	/s/ Paul C. Schorr IV
Name: Paul C. Schorr IV
Title: President